Exhibit 99.1

Transgenomic Reports Third Quarter 2014 Financial Results

Conference Call to Be Held at 8:30 AM Eastern Time Today

Omaha, Neb. (October 30, 2014) - Transgenomic, Inc. (NASDAQ: TBIO) today reported financial results for the third quarter ended September 30, 2014, and provided a business update.

Third Quarter Financial Results

Net sales for the third quarter of 2014 were $6.4 million compared with $6.6 million for the same period in 2013. Importantly, the core Laboratory Services segment continued its trend of sequential quarter-over-quarter sales growth for the third consecutive quarter. Although Laboratory Services segment sales decreased by 1 percent when compared to last year’s third quarter, the decline was due to an extraordinarily large genetic development services contract conducted in 2013, which negatively affected the prior year comparison. Sales of patient tests increased by 28 percent compared to 2013 third quarter sales, spurred by a number of new products launched in late 2013. In the Genetic Assays and Platforms segment, third quarter 2014 net sales declined $0.2 million as compared to the same period in 2013 solely as a result of the divestiture of the SURVEYOR product line during the third quarter of 2014. Sales in the Genetic Assays and Platform segment as it is currently comprised posted an increase compared to the same period last year, due to higher instrument sales.

Gross profit was $2.2 million or 35 percent of net sales, compared with gross profit of $2.4 million or 37 percent of net sales for the same period in 2013. Gross profit decreased as a result of lower volumes in the contract laboratory services unit, which has a relatively fixed cost structure, and due to the impact of the SURVEYOR product line divestiture. These decreases were partially offset by increased gross profit from higher patient testing volume.

Operating expenses were $6.2 million during the third quarter of 2014, a decline of 21 percent from $7.9 million in the prior year quarter. The decrease in operating expenses was primarily due a lower bad debt provision in the third quarter of 2014 as compared to the third quarter of 2013, partially offset by higher non-cash stock compensation costs.

In the third quarter of 2014, there was $0.1 million of non-cash expense related to warrant revaluation as compared to $0.3 million of non-cash income in the third quarter of 2013. The expense for the third quarter of 2014 resulted from a higher value being assigned to the warrants.

As previously announced in July, 2014, the Company sold the rights to its SURVEYOR Nuclease product line for a minimum of $4.25 million, which included a $3.65 million upfront payment. The balance is to be paid over the next 12 months. During the third quarter of 2014, the Company recorded a net gain of $4.1 million as a result of this sale. The net proceeds from this sale were used for working capital and other general corporate purposes.

The net loss for the third quarter of 2014 was $0.1 million or $0.05 per share, compared with a net loss of $5.6 million or $0.78 per share for the third quarter of 2013.

Modified EBITDA, which is a non-GAAP measure that Transgenomic views as an appropriate and sound measure of the Company's results, showed income of $1.1 million for the third quarter of 2014, compared to a loss of $4.7 million for the same period in 2013. A reconciliation of Net Loss to Modified EBITDA is presented below.

Cash and cash equivalents were $0.9 million as of September 30, 2014, compared with $1.6 million as of December 31, 2013. After the close of the quarter, on October 22, 2014, the Company announced that it had raised $2.375 million in a private placement financing.

Nine Month Financial Results

Net sales for the nine months ended September 30, 2014 were $19.4 million compared with $21.3 million for the same period in 2013. Laboratory Services segment sales decreased 8 percent compared to 2013 reflecting the impact of the unusually large 2013 service contract that also negatively affected the three month comparison. Patient Testing sales for the nine month period continued to show growth over last year’s level. In the Genetic Assays and Platforms segment, net sales for the nine months ended September 30, 2014 declined 11 percent as compared to the same period in 2013, largely as a result of lower instrument sales.

Gross profit was $7.1 million, or 37 percent of net sales, compared with gross profit of $8.7 million or 41 percent of net sales for the same period in 2013. The decrease was largely attributable to lower sales in contract laboratory services, which has a relatively fixed cost structure, and lower revenues from instrument sales in the Genetic Assays and Platforms segment.

Operating expenses were $18.6 million during the first nine months of 2014, compared with $20.8 million in the first nine months of 2013. The decrease is due to lower bad debt provisions in the first nine months of 2014 as compared to 2013, along with lower employee-related costs resulting from a reduction in the Laboratory Services sales force in 2013. These decreases were partially offset by increased non-cash stock compensation costs.

For the nine months ended September 30, 2014 and 2013, non-cash income related to warrant revaluation was $0.2 million and $0.6 million, respectively. In addition, Other Income for the nine month period in 2014 included the net gain of $4.1 million from the sale of the SURVEYOR product line.

The net loss for the nine months ended September 30, 2014 was $8.1 million or $1.22 per share, compared with a net loss of $12.0 million or $1.73 per share for the comparable period of 2013.

Paul Kinnon, President and Chief Executive Officer of Transgenomic, commented, “During the third quarter, the company reported a number of advances in areas that are critical for the Company’s success. Most significantly, we are announcing today that we have received the first pharma project involving our Multiplexed ICE COLD-PCRTM (MX-ICP) technology in our Biomarker Identification business unit. Additionally, we announced today that we finalized an important agreement with world-leading molecular pathology researchers at the University of Melbourne for MX-ICP. The first study seeks to establish that MX-ICP’s ultra-high sensitivity produces results that are clinically valuable for the routine diagnosis and treatment of cancer. We expect this and other validation studies conducted by the University of Melbourne’s highly respected researchers will be key in helping us to achieve the tremendous clinical and commercial potential of this breakthrough technology.”

Mr. Kinnon continued, “During the third quarter we were pleased to see continued growth in our core patient testing business. As expected, we reported a decline in revenue from our Genetic Assays and Platforms business as a result of the divestiture of our SURVEYOR product line. We anticipate replacing these revenues with increased sales from new products going forward. We believe we are on track to continue building the foundation needed to achieve a revitalized company that is well positioned to benefit from additional commercial contracts for our ICE COLD-PCRTM technology.”

Recent Highlights

•	Transgenomic and University of Melbourne Collaborate to Further Validate Multiplexed ICE COLD-PCRTM ’s ability to Enable Personalized Cancer Treatment: After the close of the quarter, on October 30, 2014, Transgenomic announced a research agreement with the University of Melbourne to conduct additional clinical validation studies of Multiplexed ICE COLD-PCRTM (MX-ICP) technology. MX-ICP is a high sensitivity DNA amplification technology that allows the simultaneous detection of multiple mutations in multiple genes from tumor samples or any liquid sample, such as blood or urine. The new study aims to determine the prevalence and clinical significance of ultra-low frequency tumor mutations identified by ICE COLD-PCR TM that would otherwise go undetected by Sanger or next generation sequencing. The study is being led by Professor Paul Waring, a recognized leader in molecular pathology.
•	Transgenomic Announces $2.375 Million Private Placement Financing: After the close of the quarter, on October 22, 2014, Transgenomic announced that it had raised gross proceeds of $2.375 million in a private placement financing with a syndicate of new and existing institutional and other accredited investors. The Company’s common shares were priced at $3.25 per share. For each share of common stock purchased, investors also received a warrant to purchase 0.5 shares of the Company’s common stock at an exercise price of $4.00 per share. The warrants have a term of exercise equal to five years from the first date of exercise. The proceeds of the financing will be used to advance the development and commercialization of Multiplexed ICE COLD-PCRTM and for general corporate purposes.

•	Transgenomic Announces New European Patent Covering Cold-PCR Technologies: On July 31, 2014 the Company announced issuance of a new European patent covering COLD-PCR technologies. This expansion of the Company’s intellectual property in the EU strengthens the proprietary coverage of Transgenomic’s portfolio of breakthrough DNA amplification technologies enabling highly sensitive “liquid biopsies” that could be transformational for the advancement of personalized cancer therapy.
•	Transgenomic Sells Rights to SURVEYOR Mutation Detection Technology and Assets to Integrated DNA Technologies: On July 2, 2014, Transgenomic announced that it had entered into an agreement to sell to Integrated DNA Technologies, Inc. (IDT) rights to its SURVEYOR Nuclease technology and assets for a minimum of $4.25 million. As part of the agreement, IDT is exclusively sublicensing rights for all clinical and diagnostic applications of the technology back to Transgenomic. This sale to IDT for the non-core research market allows the Company to focus resources on its core businesses while securing access to the technology for high value clinical and pharmaceutical applications.

Conference Call

Transgenomic management will host a conference call to discuss third quarter 2014 financial results and answer questions beginning at 8:30 AM ET today. To access the call via telephone, please dial 866-952-1907 from the U.S. or Canada or 785-424-1826 for international participants and enter conference ID TRANS. The call also will be broadcast live over the Internet. It can be accessed through a link in the Investor Relations section of the Transgenomic website, http://www.videonewswire.com/event.asp?id=100807. An archived webcast of the call will be available for 30 days. A telephone replay will be available from approximately 11:30 AM ET on October 30, 2014 through 11:59 PM ET on November 13, 2014 by dialing 800-723-5792 (domestic) or 402-220-2664 (international).

About Transgenomic

Transgenomic, Inc. is a global biotechnology company advancing personalized medicine in cardiology, oncology, and inherited diseases through advanced diagnostic technologies, such as its revolutionary ICE COLD-PCRTM and its unique genetic tests provided through its Patient Testing business. The company also provides specialized clinical and research services to biopharmaceutical companies developing targeted therapies and sells equipment, reagents and other consumables for applications in molecular testing and cytogenetics. Transgenomic’s diagnostic technologies are designed to improve medical diagnoses and patient outcomes.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” of Transgenomic within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to management's current views and estimates of future economic circumstances, industry conditions, company performance and financial results, including the ability of the Company to grow its involvement in the diagnostic products and services markets. The known risks, uncertainties and other factors affecting these forward-looking statements are described from time to time in Transgenomic's filings with the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release. All information in this press release is as of the date of the release and Transgenomic does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Investor Contact	Media Contact	Company
Contact
Susan Kim	Barbara Lindheim	Mark Colonnese
Argot Partners	BLL Partners	Transgenomic, Inc.
212-600-1902	212-584-2276	203-907-2242
susan@argotpartners.com	blindheim@bllbiopartners.com	investorrelations@transgenomic.com

TRANSGENOMIC, INC. AND SUBSIDIARY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
NET SALES:
Laboratory Services	$4,063	$4,112	$11,594	$12,551
Genetic Assays and Platforms	2,309	2,534	7,793	8,775
	6,372	6,646	19,387	21,326
COST OF GOODS SOLD	4,157	4,196	12,285	12,648
GROSS PROFIT	2,215	2,450	7,102	8,678
OPERATING EXPENSES:
Selling, general and administrative	5,581	7,226	16,432	18,519
Research and development	641	630	2,171	2,307
	6,222	7,856	18,603	20,826
LOSS FROM OPERATIONS	(4,007)	(5,406)	(11,501)	(12,148)
OTHER INCOME (EXPENSE):
Interest expense, net	(162)	(155)	(490)	(459)
Change in fair value of warrants	(50)	—	200	600
Gain on sales of assets	4,114	—	4,114	—
Other, net	(1)	1	(1)	54
	3,901	(154)	3,823	195
LOSS BEFORE INCOME TAXES	(106)	(5,560)	(7,678)	(11,953)
INCOME TAX (BENEFIT) EXPENSE	(26)	(8)	471	52
NET LOSS	$(80)	$(5,552)	$(8,149)	$(12,005)
PREFERRED STOCK DIVIDENDS AND ACCRETION	(304)	(181)	(839)	(544)
NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(384)	$(5,733)	$(8,988)	$(12,549)
BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.05)	$(0.78)	$(1.22)	$(1.73)
BASIC AND DILUTED WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING	7,353,695	7,353,810	7,353,695	7,237,266

Transgenomic, Inc.

Summary Financial Results

Proforma Modified EBITDA

(Dollars in thousands)

Management uses Modified EBITDA, a non-GAAP measure, to measure the Company's financial performance and to internally manage its businesses. Management believes that Modified EBITDA provides useful information to investors as a measure of comparison with peer and other companies. Modified EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. Modified EBITDA calculations may vary from company to company. Accordingly, our computation of Modified EBITDA may not be comparable with a similarly-titled measure of another company.

The following sets forth the reconciliation of Net Loss to Modified EBITDA for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
NET LOSS	$(80)	$(5,552)	$(8,149)	$(12,005)

INTEREST EXPENSE	162	155	490	459

INCOME TAX (BENEFIT) EXPENSE	(26)	(8)	471	52

DEPRECIATION AND AMORTIZATION	589	671	1,570	2,102

CHANGE IN FAIR VALUE OF WARRANTS	50	—	(200)	(600)

STOCK COMPENSATION EXPENSE	360	6	997	168

MODIFIED EBITDA	$1,055	$(4,728)	$(4,821)	$(9,824)

TRANSGENOMIC, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	(unaudited)
	September 30,	December 31,
	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$880	$1,626
Accounts receivable, net	7,506	5,314
Inventories, net	3,590	3,957
Other current assets	1,714	938
Total current assets	13,690	11,835
PROPERTY AND EQUIPMENT, NET	1,652	2,003
OTHER ASSETS:
Goodwill	6,918	6,918
Intangibles, net	8,312	9,195
Other assets	276	327
	$30,848	$30,278
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES	$9,810	$8,625
OTHER LIABILITIES:
Long term debt, less current maturities	5,611	6,318
Common stock warrant liability	400	600
Accrued preferred stock dividend	2,825	1,986
Other long-term liabilities	1,969	1,303
Total liabilities	20,615	18,832

STOCKHOLDERS’ EQUITY	10,233	11,446
	$30,848	$30,278